Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports First Quarter 2022 Results

•Revenue of $1.2 billion, up 30% y/y
•EPS of $(0.51); Adjusted EPS* of $0.03
•Cash used in operations of $270 million; free cash flow* usage of $298 million, reflecting first quarter headwinds as well as the impacts of the Russia/Ukraine conflicts

Wichita, Kan., May 4, 2022 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit” or the “Company”) reported first quarter 2022 financial results.

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2022	2021	Change

Revenues	$1,175	$901	30%
Operating Loss	($42)	($126)	66%
Operating Loss as a % of Revenues	(3.6%)	(14.0%)	**
Net Loss	($53)	($172)	69%
Net Loss as a % of Revenues	(4.5%)	(19.0%)	**
Loss Per Share (Fully Diluted)	($0.51)	($1.65)	69%
Adjusted Earnings (Loss) Per Share (Fully Diluted)*	$0.03	($1.22)	**
Fully Diluted Weighted Avg Share Count	104.4	104.1

** Represents an amount in excess of 100% or not meaningful.

“Our recovery continues despite ongoing challenges from the COVID-19 pandemic, the Russia/Ukraine conflict, supply chain disruptions and inflation. Our factories continue to meet deliveries to our customers, but we have seen downward revisions in schedule to some programs. On the 737 MAX, our largest program, we have recently increased production to 31 shipsets per month and currently expect to hold at that rate for the remainder of the year,” said Tom Gentile, Spirit AeroSystems President and Chief Executive Officer.
“We continue to work with Boeing, Airbus and our other customers on production rate scenarios in this dynamic environment.”

* Non-GAAP financial measure, see Appendix for reconciliation

Revenue
Spirit’s revenue in the first quarter of 2022 was $1.2 billion, up 30 percent from the same period of 2021. This increase was primarily due to higher production deliveries on the Boeing 737, Airbus A220 and Airbus A320 programs as well as increased Aftermarket revenue, partially offset by lower production volume on the Boeing 787 program. Overall deliveries increased to 321 shipsets during the first quarter of 2022 compared to 262 shipsets in the same period of 2021. This includes Boeing 737 deliveries of 60 shipsets compared to 29 shipsets in the same period of the prior year and Boeing 787 deliveries of 3 shipsets compared to 15 shipsets in the first quarter of 2021.
Spirit’s backlog at the end of the first quarter of 2022 was approximately $36 billion, with work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating loss for the first quarter of 2022 was $42.2 million, compared to operating loss of $125.9 million in the same period of 2021. The improvement in operating loss was primarily driven by higher production on the Boeing 737 program and lower costs associated with excess capacity and changes in estimates recorded during the first quarter of 2022, compared to the same period in the prior year. Additionally, the first quarter of 2022 included the impact of $32.6 million related to the Aviation Manufacturing Jobs Protection (AMJP) Program which was awarded during the third quarter of 2021 and is amortized as a reduction to cost of sales. First quarter 2022 earnings included $49.8 million of excess capacity costs, abnormal costs related to COVID-19 of $9.5 million, net forward loss charges of $23.8 million and unfavorable cumulative catch-up adjustments of $26.2 million. The forward losses in the first quarter relate primarily to the estimated impact of further production rate decreases and costs of rework on the Boeing 787 program, as well as increased costs of quality and production rate decreases on the Airbus A350 program. The unfavorable cumulative catch-up adjustments were primarily driven by increased estimates for supply chain, raw material, and other costs related to the Boeing 737 program. In comparison, during the first quarter of 2021, Spirit recorded excess capacity costs of $67.6 million, abnormal costs related to COVID-19 of $2.1 million, $72.4 million of net forward loss charges and unfavorable cumulative catch-up adjustments of $5.8 million.
Other income for the first quarter of 2022 was $37.7 million, compared to $12.8 million for the same period of 2021. The increase was primarily due to foreign currency exchange gains recognized during the current year.
* Non-GAAP financial measure, see Appendix for reconciliation

First quarter 2022 EPS was $(0.51), compared to $(1.65) in the same period of 2021. First quarter 2022 adjusted EPS* was $0.03, excluding the incremental deferred tax asset valuation allowance. During the same period of 2021, adjusted EPS* was $(1.22), which excluded the impacts of acquisitions, restructuring costs and the incremental deferred tax asset valuation allowance. (Table 1)
Cash
Cash used in operations in the first quarter of 2022 was $270 million, up from $170 million of cash used in operations in the same quarter last year. This larger usage was primarily due to higher working capital resulting from increased production activities, as well as the quarterly cash repayment of $31 million related to the Boeing 737 advance received in 2019. The Boeing 737 advance of $123 million received in 2019 is being repaid with quarterly payments in 2022. Additionally, during the first quarter of 2022, Spirit received $14 million of the AMJP program grant awarded in 2021 and the remaining balance of $24 million is anticipated to be received during the remainder of 2022. Free cash flow* in the first quarter was a usage of $298 million, as compared to a free cash flow* usage of $198 million in the same period of 2021. The cash balance at the end of the first quarter of 2022 was $1.2 billion, down from $1.5 billion at December 31, 2021. (Table 2)

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	1st Quarter
($ in millions)	2022	2021	Change

Cash used in Operations	($270)	($170)	59%
Purchases of Property, Plant & Equipment	($28)	($28)	0%
Free Cash Flow*	($298)	($198)	51%

Cash and Total Debt	March 31, 2022	December 31, 2021

Cash	$1,152	$1,479
Total Debt	$3,783	$3,792

** Represents an amount in excess of 100% or not meaningful.
Segment Results
Commercial
Commercial segment revenue in the first quarter of 2022 increased 35 percent from the same period of the prior year to $938.4 million, primarily due to increased production volumes on the Boeing 737, Airbus A220 and A320 programs, partially offset by lower production volumes on the Boeing 787 program. Operating margin for the first quarter of 2022 increased to breakeven, compared to (12) percent during the same period of 2021. This increase was primarily due to
* Non-GAAP financial measure, see Appendix for reconciliation higher volumes on the Boeing 737 program, lower costs related to excess capacity and changes in estimates compared to the same period of the prior year, as well as income related to the AMJP program of $28.4 million. The Commercial segment during the first quarter of 2022 includes excess capacity costs of $46.8 million and abnormal costs related to COVID-19 of $9.5 million, compared to excess capacity costs of $63.1 million and abnormal costs related to COVID-19 of $2.1 million during the same period in 2021. In the first quarter of 2022, the segment recorded $25.8 million of net forward losses and $26.4 million of unfavorable cumulative catch-up adjustments. In comparison, during the first quarter of 2021, the segment recognized $67.6 million of net forward losses and $7.6 million of unfavorable cumulative catch-up adjustments.
Defense & Space
Defense & Space segment revenue in the first quarter of 2022 increased 3 percent from the same period of the prior year to $158.5 million, primarily due to increased production volumes on the Boeing P-8 program. Operating margin for the first quarter of 2022 was 13 percent, compared to 8 percent during the same period of 2021. The improved operating margin was primarily driven by favorable changes in estimates recognized during the first quarter of 2022 and lower excess capacity costs compared to the prior year. The segment recorded excess capacity costs of $3.0 million and favorable net forward loss adjustments of $2.0 million in the first quarter of 2022, compared to excess capacity costs of $4.5 million and net forward losses of $4.8 million in the first quarter of 2021.
Aftermarket
Aftermarket segment revenue in the first quarter of 2022 increased 52 percent from the same period of 2021 to $77.8 million, primarily due to higher spare part sales and maintenance, repair and overhaul (MRO) activity, compared to the same period in the prior year. Operating margin for the first quarter of 2022 increased to 23 percent, compared to 21 percent during the same period of 2021, primarily due to favorable product mix and $1.9 million of the AMJP program grant recognized during the current period.
* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	1st Quarter
($ in millions)	2022	2021	Change

Segment Revenues
Commercial	$938.4	$696.1	34.8%
Defense & Space	158.5	153.4	3.3%
Aftermarket	77.8	51.3	51.7%
Total Segment Revenues	$1,174.7	$900.8	30.4%

Segment Earnings (Loss) from Operations
Commercial	($3.4)	($82.9)	95.9%
Defense & Space	20.0	12.0	66.7%
Aftermarket	18.0	10.8	66.7%
Total Segment Operating Earnings (Loss)	$34.6	($60.1)	**

Segment Operating Earnings (Loss) as % of Revenues
Commercial	(0.4%)	(11.9%)	**
Defense & Space	12.6%	7.8%	480 BPS
Aftermarket	23.1%	21.1%	200 BPS
Total Segment Operating Earnings (Loss) as % of Revenues	2.9%	(6.7%)	960 BPS

Unallocated Expense
SG&A	($64.5)	($57.6)	(12.0%)
Research & Development	(12.3)	(8.2)	(50.0%)
Total (Loss) from Operations	($42.2)	($125.9)	66.5%

Total Operating (Loss) as % of Revenues	(3.6%)	(14.0%)	**

** Represents an amount in excess of 100% or not meaningful.

Contact information:
Investor Relations: Ryan Avey or Aaron Hunt (316) 523-7040
Media: Chuck Cadena (316) 526-3910 or Haley Beattie +44 2895 680850
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements are based on circumstances as of the date on which the statements are made and they reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•the impact of the COVID-19 pandemic on our business and operations, including on the demand for our and our customers' products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development, and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations;
•demand for our products and services and the general effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on The Boeing Company ("Boeing") and Airbus Group SE and its affiliates (collectively, "Airbus") for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;
•our ability and our suppliers' ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates of aircraft, including the ability to staff appropriately for anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•our ability to effectively integrate the acquisition of select assets of Bombardier along with other acquisitions that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•our ability to recruit and retain a critical mass of highly skilled employees;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union employees;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
* Non-GAAP financial measure, see Appendix for reconciliation

•our ability to continue selling certain receivables through our supplier financing programs; and
•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	1st Quarter
	2022	2021
B737	60	29
B747	1	1
B767	8	10
B777	5	5
B787	3	15
Total Boeing	77	60

A220 (1)	18	12
A320 Family	155	130
A330	6	5
A350	15	12
Total Airbus	194	159

Business/Regional Jet (2)	50	43

Total	321	262

(1) Beginning in 2022, A220 deliveries reflect the number of wing end item deliveries instead of pylon end item deliveries, as previously reported. First quarter 2021 A220 deliveries have been updated to reflect wing units.

(2) First quarter 2021 Business/Regional Jet deliveries incorporate changes resulting from alignment of shipset reporting from acquired businesses.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 31, 2022	April 1, 2021
	($ in millions, except per share data)
Net revenues	$1,174.7	$900.8
Operating costs and expenses:
Cost of sales	1,139.9	958.8
Selling, general and administrative	64.5	57.6
Restructuring costs	0.2	2.1
Research and development	12.3	8.2
Total operating costs and expenses	1,216.9	1,026.7
Operating loss	(42.2)	(125.9)
Interest expense and financing fee amortization	(58.9)	(59.8)
Other income, net	37.7	12.8
Loss before income taxes and equity in net loss of affiliate	(63.4)	(172.9)
Income tax benefit	11.0	1.7
Loss before equity in net loss of affiliate	(52.4)	(171.2)
Equity in net loss of affiliate	(0.4)	(0.4)
Net loss	($52.8)	($171.6)

Loss per share
Basic	($0.51)	($1.65)
Shares	104.4	104.1

Diluted	($0.51)	($1.65)
Shares	104.4	104.1

Dividends declared per common share	$0.01	$0.01

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2022	December 31, 2021
	($ in millions)
Assets
Cash and cash equivalents	$1,151.8	$1,478.6
Restricted cash	0.3	0.3
Accounts receivable, net	580.0	461.6
Contract assets, short-term	449.0	443.2
Inventory, net	1,387.8	1,382.6
Other current assets	41.1	39.7
Total current assets	3,610.0	3,806.0
Property, plant and equipment, net	2,327.9	2,385.5
Intangible assets, net	208.6	212.3
Goodwill	623.6	623.7
Right of use assets	83.6	85.3
Contract assets, long-term	4.2	—
Pension assets	530.4	532.5
Deferred income taxes	7.9	0.4
Other assets	94.4	91.6
Total assets	$7,490.6	$7,737.3
Liabilities
Accounts payable	$762.9	$720.3
Accrued expenses	409.0	376.1
Profit sharing	19.7	63.7
Current portion of long-term debt	49.1	49.5
Operating lease liabilities, short-term	8.4	8.2
Advance payments, short-term	128.0	137.8
Contract liabilities, short-term	76.2	97.9
Forward loss provision, short-term	262.6	244.6
Deferred revenue and other deferred credits, short-term	21.6	72.7
Other current liabilities	87.4	105.2
Total current liabilities	1,824.9	1,876.0
Long-term debt	3,734.0	3,742.7
Operating lease liabilities, long-term	76.4	78.8
Advance payments, long-term	198.6	201.3
Pension/OPEB obligation	53.1	74.8
Contract liabilities, long-term	284.8	289.1
Forward loss provision, long-term	469.6	521.6
Deferred revenue and other deferred credits, long-term	30.3	32.1
Deferred grant income liability — non-current	25.5	26.4
Deferred income taxes	1.2	21.8
Other non-current liabilities	410.0	423.9
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,035,744 and 105,037,845 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,151.1	1,146.2
Accumulated other comprehensive loss	(41.3)	(23.7)
Retained earnings	1,727.5	1,781.4
Treasury stock, at cost (41,587,480 and 41,523,470 shares, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	381.7	448.3
Noncontrolling interest	0.5	0.5
Total equity	382.2	448.8
Total liabilities and equity	$7,490.6	$7,737.3

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31, 2022	April 1, 2021
	($ in millions)
Operating activities
Net loss	($52.8)	($171.6)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	85.2	80.3
Amortization of deferred financing fees	1.8	2.3
Accretion of customer supply agreement	0.7	0.6
Employee stock compensation expense	8.2	6.6
Gain from derivative instruments	(0.7)	(0.1)
(Gain) loss from foreign currency transactions	(16.8)	7.2
Loss on disposition of assets	—	0.3
Deferred taxes	(27.2)	(0.9)
Long term income tax payable	—	(1.9)
Pension and other post-retirement benefits, net	(22.3)	(15.2)
Grant liability amortization	(0.4)	(0.4)
Equity in net loss of affiliate	0.4	0.4
Forward loss provision	(33.7)	(3.5)
Changes in assets and liabilities
Accounts receivable, net	(123.3)	(38.3)
Contract assets	(11.3)	5.6
Inventory, net	(14.3)	23.1
Accounts payable and accrued liabilities	80.1	(6.4)
Profit sharing/deferred compensation	(43.7)	(42.6)
Advance payments	(31.4)	(0.8)
Income taxes receivable/payable	14.7	3.6
Contract liabilities	(26.0)	(1.7)
Deferred revenue and other deferred credits	(35.4)	1.5
Other	(22.0)	(18.3)
Net cash used in operating activities	($270.2)	($170.2)
Investing activities
Purchase of property, plant and equipment	(27.7)	(27.6)
Other	—	1.2
Net cash used in investing activities	($27.7)	($26.4)
Financing activities
Customer financing	—	(2.5)
Principal payments of debt	(11.1)	(9.8)
Payments on term loan	(1.5)	(1.0)
Payments on floating rate notes	—	(300.0)
Taxes paid related to net share settlement awards	(5.3)	(3.3)
Proceeds from issuance of ESPP stock	1.9	1.4
Dividends paid	(1.1)	(1.1)
Other	(11.0)	(0.1)
Net cash used in financing activities	($28.1)	($316.4)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	(1.0)
Net decrease in cash, cash equivalents and restricted cash for the period	($326.8)	($514.0)
Cash, cash equivalents, and restricted cash, beginning of the period	1,498.4	1,893.1
Cash, cash equivalents, and restricted cash, end of the period	$1,171.6	$1,379.1

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	March 31, 2022	April 1, 2021
Cash and cash equivalents, beginning of the period	$1,478.6	$1,873.3
Restricted cash, short-term, beginning of the period	0.3	0.3
Restricted cash, long-term, beginning of the period	19.5	19.5
Cash, cash equivalents, and restricted cash, beginning of the period	$1,498.4	$1,893.1

Cash and cash equivalents, end of the period	$1,151.8	$1,359.3
Restricted cash, short-term, end of the period	$0.3	$0.3
Restricted cash, long-term, end of the period	19.5	19.5
Cash, cash equivalents, and restricted cash, end of the period	$1,171.6	$1,379.1
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings (Loss) Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings (loss) per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	Three months ended
	March 31, 2022		April 1, 2021

GAAP Diluted Loss Per Share	($0.51)		($1.65)
Costs Related to Acquisitions	—		0.01	a
Restructuring Costs	—		0.01	b
Deferred Tax Asset Valuation Allowance	0.54	c	0.41	c
Adjusted Diluted Earnings (Loss) Per Share	$0.03		($1.22)

Diluted Shares (in millions)	104.4		104.1

a Represents the transaction costs (included in SG&A)

b Represents the restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)

c Represents the deferred tax asset valuation allowance (included in Income tax benefit)

Free Cash Flow
($ in millions)

	Three months ended
	March 31, 2022	April 1, 2021

Cash used in Operations	($270)	($170)
Capital Expenditures	(28)	(28)
Free Cash Flow	($298)	($198)